Exhibit 99.1

FOR IMMEDIATE RELEASE

TECO ENERGY REPORTS SECOND-QUARTER RESULTS

Company maintains 2013 earnings-per-share guidance from continuing operations in a range between $0.90 and $1.00

TAMPA, Fla. (Aug. 1, 2013) — TECO Energy, Inc. (NYSE:TE) today reported second-quarter 2013 net income of $51.4 million, or $0.24 per share, compared with $73.1 million, or $0.34 per share, in the second quarter of 2012. Net income from continuing operations was $51.6 million, or $0.24 per share, in the 2013 second quarter, compared with $65.6 million, or $0.30 per share, for the same period in 2012. The 2013 second-quarter cost of $0.2 million reported in discontinued operations was related to the 2012 sale of TECO Guatemala.

Second quarter non-GAAP results from continuing operations, which exclude $1.8 million of costs associated with the pending acquisition of New Mexico Gas Co. (NMGC), were $53.4 million.

Year-to-date net income was $92.9 million, or $0.43 per share, compared with $123.6 million, or $0.58 per share, in the same period in 2012. Net income from continuing operations was $92.8 million, or $0.43 per share, in the 2013 year-to-date period, compared with $110.2 million, or $0.51 per share, for the same period in 2012.

Year-to-date non-GAAP results from continuing operations, which exclude the second quarter costs associated with the announced pending acquisition of NMGC, were $94.6 million.

TECO Energy President and Chief Executive Officer John Ramil said, “Our Florida utilities are growing as the state and local economies continue to recover, unemployment is decreasing, home sales are increasing and consumers are spending. Tampa Electric filed its full base rate increase request with the Florida Public Service Commission in April, and we are in the middle of the discovery and testimony processes with no significant surprises. We are working with the commission, its staff and the intervenors to reach a reasonable and constructive outcome.”

Ramil went on to say, “We are making good progress with the required approvals for our announced acquisition of New Mexico Gas Co. The waiting period for the antitrust approval under the Hart-Scott Rodino filing has expired, so we have cleared that hurdle. We filed for approval with the New Mexico Public Regulation Commission on July 9th, and we expect that process to move forward over the next several months.”

Non-GAAP Results

Non-GAAP results in the second quarter and year-to-date periods of 2013 exclude costs associated with the pending acquisition of NMGC. There were no non-GAAP adjustments to net income in the second quarter or year-to-date periods of 2012, or the 12 months ended June 30, 2012.

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The table below compares the TECO Energy GAAP net income with the non-GAAP measures used in this release. Non-GAAP results exclude charges and gains contained in the Results Reconciliation table later in this release. See the Non-GAAP Presentation section and Results Reconciliation table later in this release for a reconciliation to GAAP results and a discussion regarding this presentation of non-GAAP results and management’s use of this information.

All amounts included in the non-GAAP discussion below are after tax, unless otherwise noted.

	Results Comparisons
	3 months ended June 30		6 months ended June 30		12 months ended June 30
(millions)	2013	2012	2013	2012	2013	2012
Net income attributable to TECO Energy	$51.4	$73.1	$92.9	$123.6	$182.0	$267.0
Discontinued operations	(0.2)	7.5	0.1	13.4	(46.6)	23.4

Net Income from continuing operations	51.6	65.6	92.8	110.2	228.6	243.6
Costs associated with the acquisition of NMGC	1.8	—	1.8	—	1.8	—

Non-GAAP Results from continuing operations	$53.4	$65.6	$94.6	$110.2	$230.4	$243.6

Segment Reporting

The table below includes TECO Energy segment information on a GAAP basis, which includes all charges and gains for the periods shown.

Segment Information

	3 months ended June 30		6 months ended June 30		12 months ended June 30

(millions)	2013	2012	2013	2012	2013	2012
Net Income Summary
Tampa Electric	$50.6	$52.0	$82.4	$83.4	$192.1	$196.1
Peoples Gas System	7.9	9.0	21.7	20.0	35.8	32.0
TECO Coal	0.7	12.2	3.7	22.0	31.9	49.5
Parent & other	(7.6)	(7.6)	(15.0)	(15.2)	(31.2)	(34.0)

Net income from continuing operations	51.6	65.6	92.8	110.2	228.6	243.6
Discontinued operations	(0.2)	7.5	0.1	13.4	(46.6)	23.4

Total net income attributable to TECO Energy	$51.4	$73.1	$92.9	$123.6	$182.0	$267.0

All amounts included in the operating company discussions below are after tax, unless otherwise noted.

Tampa Electric

Tampa Electric’s net income for the second quarter of 2013 was $50.6 million, compared with $52.0 million for the same period in 2012. Results for the quarter reflected a 1.4% higher average number of customers, lower energy sales due to milder weather,

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lower interest expense, and higher depreciation and operations and maintenance expenses. Second-quarter net income in 2013 included $1.4 million of Allowance for Funds Used During Construction (AFUDC) equity, which represents allowed equity cost capitalized to construction costs, compared with $0.5 million in the 2012 quarter.

Total degree days in Tampa Electric’s service area in the second quarter of 2013 were 2% above normal, and 3% below the same period in 2012, resulting in pretax base revenue only slightly lower than in 2012. Total net energy for load, which is a calendar measurement of retail energy sales rather than a billing-cycle measurement, decreased 0.8% in the second quarter of 2013 compared with the same period in 2012. The quarterly energy sales shown on the statistical summary that accompanies this earnings release reflect the energy sales based on the timing of billing cycles, which can vary period to period. Sales to weather-sensitive residential and commercial customers decreased in the second quarter of 2013 as a result of generally milder weather than in 2012. Sales to lower-margin industrial-phosphate customers increased due to delays in additions to those customers’ self-generation capacity.

Operations and maintenance expense, excluding all Florida Public Service Commission (FPSC)-approved cost-recovery clauses, increased $2.9 million in the 2013 quarter, reflecting primarily higher costs for scheduled generating-unit outage expenditures and higher costs to operate and maintain the transmission and distribution systems. Depreciation and amortization expense increased $0.7 million in 2013 due to additions to facilities to serve customers. Interest expense decreased $3.8 million due to lower long-term debt interest rates and balances and a lower interest rate on customer deposits.

Year-to-date net income was $82.4 million, compared with $83.4 million in the 2012 period, driven primarily by lower energy sales due to generally milder weather and higher depreciation and operations and maintenance expenses, partially offset by 1.4% higher average number of customers.

Year-to-date total degree days in Tampa Electric’s service area were 1% below normal, and 7% below the prior year-to-date period, reflecting generally milder weather. Pretax base revenue was more than $5 million lower than in 2012, primarily reflecting lower sales to weather-sensitive residential and commercial customers from the milder weather and voluntary conservation that typically occurs during periods without extreme weather.

In the 2013 year-to-date period, total net energy for load was 2.2% lower than the same period in 2012. Milder weather reduced sales to higher-margin residential customers, while phosphate and industrial-other sales were higher. Sales to interruptible industrial-phosphate customers increased due to the factors described above. Higher sales to industrial-other customers reflect the improvements in the Florida economy.

Operations and maintenance expenses, excluding all FPSC-approved cost-recovery clauses, increased $5.0 million in the 2013 year-to-date period, reflecting the same factors as in the second quarter and higher employee-related expenses. Compared to the 2012 year-to-date period, depreciation and amortization expense increased $1.7 million, reflecting additions to facilities to serve customers, partially offset by a $1.0 million favorable adjustment to depreciation expense related to combustion turbine repairs. Interest expense decreased $7.9 million due to lower long-term debt interest rates and balances and a lower interest rate on customer deposits.

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Peoples Gas

Peoples Gas System reported net income of $7.9 million for the second quarter, compared with $9.0 million in 2012. Second-quarter results in 2013 reflected average customer growth of 1.4% and higher therm sales to all retail customer classes, aided in part by cooler-than-normal early spring weather. Therms sold to commercial and industrial customers increased due to improving economic conditions. Sales to power generation customers and off-system sales decreased due to the expiration of two contracts with power generators, new participants in the market, and higher natural gas prices in 2013 compared to 2012. In the 2013 period, higher non-fuel operations and maintenance expense was partially offset by lower interest expense.

Peoples Gas reported net income of $21.7 million for the year-to-date period, compared with $20.0 million in the same period in 2012. Results reflect a 1.3% higher average number of customers, and higher therm sales to all retail customer classes due to more-normal weather and improving economic conditions. Sales to power generation customers and off-system sales decreased due to the same reasons as in the second quarter. Non-fuel operations and maintenance expense increased $1.3 million compared to the 2012 period. Interest expense decreased $1.3 million, due to lower long-term debt interest rates and a lower interest rate on customer deposits.

TECO Coal

TECO Coal reported second-quarter net income of $0.7 million on sales of 1.5 million tons, compared with $12.2 million on sales of 1.6 million tons in the same period in 2012. In 2013, second-quarter results reflect an average net per-ton selling price, excluding transportation allowances, of almost $86 per ton, compared to more than $94 per ton in 2012. In the second quarter of 2013, the all-in total per-ton cost of sales was almost $86 per ton, which is higher than full-year guidance, but lower than in the first quarter of 2013. The cost of sales in June was in line with full year 2013 cost guidance. Due to the effects of tax percentage depletion, TECO Coal recorded a $1.0 million income tax benefit in the second quarter of 2013, compared with a 24% effective income tax rate in the 2012 period.

TECO Coal recorded year-to-date 2013 net income of $3.7 million on sales of 2.8 million tons, compared with $22.0 million on sales of 3.0 million tons in the 2012 period. The 2013 year-to-date average net per-ton selling price was more than $87 per ton, compared with $95 per ton in 2012. The all-in total per-ton cost of sales was more than $86 per ton, which was essentially unchanged from 2012. The cost of sales in the first quarter of 2013 included some higher-cost tons from December inventory that included costs associated with personnel reductions and with idling certain mining operations. Due to the effects of tax percentage depletion, TECO Coal recorded a $1.0 million income tax benefit in 2013, compared with a 25% effective income tax rate in the 2012 period.

Parent & other

The cost for Parent & other in the second quarter of 2013 was $7.8 million, compared with a cost of $7.5 million in the same period in 2012. The non-GAAP cost from continuing operations for Parent & other in 2013 was $5.8 million, which excluded the $1.8 million of costs associated with the pending acquisition of NMGC. The lower Parent & other cost in the 2013 quarter reflected favorable tax adjustments recorded at Parent.

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The 2013 year-to-date cost for Parent & other was $14.9 million, compared with $15.8 million for the 2012 period. The non-GAAP cost from continuing operations for Parent & other in 2013 was $13.2 million, which excluded the $1.8 million of costs associated with the pending acquisition of NMGC recorded in the second quarter.

Results from Discontinued operations of ($0.2) and $0.1 for the quarter and year-to-date periods, respectively, represent costs and benefits recorded at Parent & other related to the 2012 sale of TECO Guatemala.

2013 Guidance

TECO Energy is maintaining its earnings-per-share guidance for 2013 in a range between $0.90 and $1.00, excluding charges or gains. TECO Energy expects earnings in 2013 to be driven by the factors discussed below.

Tampa Electric expects customer growth consistent with year-to-date trends to continue, and expects total retail energy sales growth to be lower than customer growth due to lower average customer usage. Sales to the lower-margin industrial-phosphate customers had been expected to be lower in 2013 due to increased self-generation by these customers; however there have been delays to increasing self-generation, which is expected to result in higher sales than previously forecast. Operations and maintenance expenses are expected to increase in 2013 due to increased expenses to operate the system and reliably serve customers, and higher employee-related expenses including higher pension expense driven by lower discount rate assumptions in the current interest rate environment. For 2013, Tampa Electric expects its full-year 13-month average return on equity (ROE) to be less than 9%.

Peoples Gas expects to continue to earn above the middle of its allowed ROE range of 9.75% to 11.75% from moderate customer growth, which is expected to continue in 2013 in line with the trends experienced in 2012. It also expects to benefit from continued interest from customers utilizing petroleum and other fuel sources to convert to natural gas due to the attractive economics.

TECO Coal has 95% of its expected sales of between 5.2 million and 5.7 million tons contracted for 2013. The unsold tons are primarily High-Vol-A coal, which are forecast to be sold later in 2013. The product mix is expected to be about 50% specialty coals, which include stoker, metallurgical and PCI coals, and the remainder utility steam coal. The average selling price across all products is expected to be more than $86 per ton. The all-in total cost of production is expected to be above the middle of the previously announced range of $81 to $85 per ton. In June, TECO Coal took further actions to eliminate production and reduce costs from certain high-cost mines. Because of the tax benefit in the second quarter, TECO Coal’s full-year 2013 effective income tax rate is expected to be significantly less than the previously forecast 25%.

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Non-GAAP Presentation

Management believes it is helpful to present a non-GAAP measure of performance that reflects the ongoing operations of TECO Energy’s businesses and that allows investors to better understand and evaluate the business as it is expected to operate in future periods.

Management and the board of directors use non-GAAP measures as a yardstick for measuring the company’s performance, for making decisions that are dependent upon the profitability of the company’s various operating units, and for determining levels of incentive compensation.

The non-GAAP measures of financial performance used by the company are not measures of performance under accounting principles generally accepted in the United States and should not be considered an alternative to net income or other GAAP figures as an indicator of the company’s financial performance or liquidity. TECO Energy’s non-GAAP presentation of net income may not be comparable to similarly titled measures used by other companies.

The Results Reconciliation table below presents non-GAAP financial results after eliminating the effects of identified charges and gains. This provides investors additional information to assess the company’s results and future earnings potential.

Results Reconciliation

	3 months ended June 30		6 months ended June 30		12 months ended June 30
(millions)	2013	2012	2013	2012	2013	2012
GAAP net income attributable to TECO Energy	$51.4	$73.1	$92.9	$123.6	$182.0	$267.0
Discontinued operations	(0.2)	7.5	0.1	13.4	(46.6)	23.4

Net income from continuing operations	51.6	65.6	92.8	110.2	228.6	243.6
Add costs associated with the acquisition of NMGC	1.8	—	1.8	—	1.8	—

Non-GAAP results	$53.4	$65.6	$94.6	$110.2	$230.4	$243.6

(1)	A non-GAAP financial measure is a numerical measure that includes or excludes amounts, or is subject to adjustments that have the effect of including or excluding amounts that are excluded or included from the most directly comparable GAAP measure.

Webcast

As previously announced, TECO Energy will host a webcast with the investment community to discuss its first-quarter results and 2013 outlook at 9:00 am Eastern time, Thursday, Aug. 1, 2013. The webcast will be accessible through a link on TECO Energy’s website: www.tecoenergy.com. The webcast and accompanying slides will be available for replay for 30 days through the website, beginning approximately two hours after the conclusion of the live event.

TECO Energy, Inc. (NYSE: TE) is an energy-related holding company. Its principal subsidiary, Tampa Electric Company, is a regulated utility in Florida with both electric and gas divisions (Tampa Electric and Peoples Gas System). Its other major subsidiary, TECO Coal, owns and operates coal production facilities in Kentucky and Virginia.

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Note: This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. Actual results may differ materially from those forecasted. The forecasted results are based on the company’s current expectations and assumptions, and the company does not undertake to update that information or any other information contained in this press release, except as may be required by law. Factors that could impact actual results include: the risk that the transaction to acquire New Mexico Gas Company may not be consummated or that the anticipated benefits from the transaction cannot be fully realized; regulatory actions by federal, state or local authorities, including the potential outcome of Tampa Electric’s requested base rate increase before the FPSC, and the required approval by the New Mexico Public Regulation Commission for the acquisition of New Mexico Gas Co.; unexpected capital needs or unanticipated reductions in cash flow that affect liquidity; the ability to access the capital and credit markets when required; general economic conditions affecting energy sales at the utility companies; economic conditions, both national and international, affecting the Florida and New Mexico economies and demand for TECO Coal’s production; costs for alternate fuels used for power generation affecting demand for TECO Coal’s thermal coal production; operating costs and environmental or safety regulations affecting production levels and margins at TECO Coal; weather variations and customer energy usage patterns affecting sales and operating costs at the utilities and the effect of weather conditions on energy consumption; and the effect of extreme weather conditions or hurricanes; general operating conditions; input commodity prices affecting cost at all of the operating companies; natural gas demand at the utilities; and the ability of TECO Energy’s subsidiaries to operate equipment without undue accidents, breakdowns or failures. Additional information is contained under “Risk Factors” in TECO Energy, Inc.’s Annual Report on Form 10-K for the period ended Dec. 31, 2012, and as updated in subsequent filings with the Securities and Exchange Commission.

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Summary Information (as of June 30, 2013)

	Three Months Ended		Six Months Ended		Twelve Months Ended
(millions except per share amounts)	2013	2012	2013	2012	2013	2012
Revenues	$735.9	$752.5	$1,397.0	$1,449.6	$2,944.0	$3,047.3

Net income from continuing operations	$51.6	$65.6	$92.8	$110.2	$228.6	$243.6
Net income from discontinued operations attributable to TECO Energy	(0.2)	7.5	0.1	13.4	(46.6)	23.4

Net income attributable to TECO Energy	$51.4	$73.1	$92.9	$123.6	$182.0	267.0

Earnings per share from continuing operations- basic	$0.24	$0.30	$0.43	$0.51	$1.06	$1.13
Earnings per share from discontinued operations attributable to TECO Energy – basic	—	0.04	—	0.07	(0.22)	0.11

Total earnings per share attributable to TECO Energy – basic	$0.24	$0.34	$0.43	$0.58	$0.84	$1.24

Total earnings per share – diluted	$0.24	$0.34	$0.43	$0.57	$0.84	$1.24
Average common shares outstanding – basic	215.0	214.3	214.8	214.1	214.6	214.0
Average common shares outstanding – diluted	215.5	215.2	215.3	215.3	215.2	215.2

Contact:	News Media: Cherie Jacobs—(813) 228-4945
Investor Relations: Mark Kane—(813) 228-1772
Internet: http://www.tecoenergy.com